                                                                    EXHIBIT 12.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

    PRO FORMA COMPUTATION OF RATIO OF EARNINGS TOCOMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the proforma computation of the ratio of earnings to combined fixed charges and preferred dividends for the year and period indicated.

                                                                     SIX MONTHS
                                                         YEAR ENDED    ENDED
                                                        DECEMBER 31,  JUNE 30,
                                                            1994        1995
                                                        ------------ ----------
Pro Forma:
  Computation of Earnings:
  Loss from Continuing Operations
    Before Income Taxes, Extraordinary Item and
     Cumulative Effect of Change in Accounting for
     Income Taxes......................................  $(131,570)   $(64,525)
   Add:
    Interest Expense(1)................................    391,246     211,058
    Interest Portion of Rent Expense...................      8,541       4,502
    Amortization of Capitalized Interest...............      2,333       1,240
      Equity in Net Loss of Affiliates.................     25,002      25,817
                                                         ---------    --------
                                                         $ 295,552    $178,092
                                                         =========    ========
  Computation of Fixed Charges:
    Interest Expense(1)................................  $ 391,246     211,058
    Interest Portion of Rent Expense...................      8,541       4,502
    Capitalized Interest...............................      2,677       1,709
    Preferred Stock Preferences........................     36,800      19,347
    Preferred Dividends................................
                                                         ---------    --------
                                                         $ 439,264    $236,616
                                                         =========    ========
  Ratio of Earnings to Combined Fixed Charges..........        .67         .75
                                                         =========    ========
  Deficiency in Earnings Required to Cover Combined
   Fixed Charges and Preferred Dividends...............  $ 143,712    $ 58,524
                                                         =========    ========
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(1) Interest expense includes amortization of deferred financing costs.